Exhibit 99.1


American Stellar Energy Acquires Drill-Advanced Silver/Gold Property adjacent to their San Miguel project in Mexico


CHICAGO, January 3, 2006 (MARKETWIRE)   (Other OTC: AMRS.PK) American Stellar
Energy, Inc. is pleased to announce that under a "Joint Purchase Agreement" with Paramount Gold Mining Corp, it has acquired four concessions known as the La Blanca property that totals 140 hectares and is located adjacent to American Stellar Energy's San Miguel project in the Sierra Madre Gold-Silver belt, Mexico.

In 1991, War Eagle Mining, a Canadian publicly listed company, drilled 50 RC holes totaling 5,552 meters into the La Blanca silver prospect and outlined a 450 meter long by 200 meter wide zone. War Eagle calculated this zone to contain 6 million tonnes averaging 4.7 ounces of silver with a 2 ounce cutoff and 0.013 ounces gold. War Eagle reported that bench scale metallurgical tests indicated that 90% of the silver and gold could be recovered using floatation.

Commenting on the acquisition, Bill Reed, Paramount's Manger of Exploration, Mexico stated "The drilling done to-date at La Blanca by War Eagle indicates a resource of 29 million ounces silver at a grade of close to 5 ounces per tonne. We are planning an extensive drill program that I believe will not only validate this resource, but add significantly to it. In addition, La Blanca is
adjacent to two concessions that we control at our San Miguel project   San
Jose, where we recently confirmed a zone on surface of 100 meters by 240 meters averaging 225 g/t Ag (7.23 ounces per tonne), which is open in both directions and - Sangre de Cristo, where I believe the mineralization extends
on to from La Blanca   all of which combined offers the potential for a
substantial silver and gold resource."

The mineralized zone at La Blanca is comprised of a number of near vertical brecciated quartz veins up to 1.5 meters in width and running over 10 ounces silver per tonne separated by mineralized stock work quartz veins. The deposit strikes E-W and is open at depth below 100 meters, and possibly to the south. La Blanca is adjacent to other claims controlled by Paramount at its San Miguel project, including the recently discovered San Jose silver zone and the Sangre de Cristo and Swanick concessions.

A core and RC drill program is planned for the first quarter of 2006 to further test the La Blanca, San Jose and Sangre de Cristo areas as well as other targets defined by Paramount's ongoing field mapping and sampling program.

The La Blanca property will be part of the San Miguel joint venture agreement between Paramount Gold and American Stellar Energy, whereby Paramount can earn a 70% interest in La Blanca and American Stellar can earn a 30% interest. Under the terms of this agreement, Paramount has made one payment of US$50,000, and must make 6 further payments totaling US$960,000 over a 10-month period commencing January 31, 2006. In addition, Paramount must make 80% of all future property payments that total US$3,290,000 made up of 12 payments between June 2006 and January 2010.

The La Blanca property is located in SW Chihuahua in the Sierra Madre Occidental gold-silver belt where other gold/silver exploration projects are ongoing. It is adjacent to the Palmarejo Mining District, where Palmarejo Silver and Gold have announced a resource of 3.1 million gold-equivalent ounces, and just South of Gammon Lake Resource's Ocampo gold-silver deposit which was recently announced as a resources of over 10 million gold-equivalent ounces.

About American Stellar Energy, Inc.
American Stellar Energy, Inc. is a precious metals exploration and development company with existing production. It is management's objective to become a significant gold and precious metals producer by increasing our current production at La Currita and developing the San Miguel and La Millionaria projects in Mexico, and by acquiring other advanced-stage projects and/or producing mines in one of the most prolific precious metal districts in the world. For more information, please visit the Company's web site at: www.americanstellarenergy.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies or products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.


CONTACT:    American Stellar Energy, Inc.
            Website: http://www.americanstellarenergy.com
            Francis R. Biscan Jr.: 630-462-2079
            Email: Richard@americanstellarenergy.com

            IR / Clayton Smith: (503) 618-0370 / 888-601-9983